SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Comments on Immunomedics Partnership Announcement

Company is Blatantly Spurning Will of Stockholders by Announcing a Deal Four Business Days Before Annual Meeting Was Set to Take Place and Postponing the

Annual Meeting Yet Again

Believes Current Board is Afraid of Losing Proxy Contest and is Resorting to Desperate Measures and Same Stockholder-Unfriendly Tactics as the Old Board

Six Business Day “Go-Shop” Period is Absurdly Short and Lacks Credibility Given Seattle Genetics’ Right to Match Any Offer

Believes Stockholders Lack Confidence in Current Board and Management and Stresses Importance of Electing venBio’s Nominees

In Unprecedented Move, ALL Three Leading Proxy Advisory Firms – ISS, Glass Lewis and Egan Jones – Have Supported venBio’s FULL Slate of Nominees

Highlights Support from Other Stockholders, Including Major Holder OrbiMed Advisors, for venBio’s Slate

Vote on the GOLD Proxy Card to Elect venBio’s Four Highly-Qualified Nominees

NEW YORK (February 10, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today issued the following response to the Company’s announcement of a partnership deal with Seattle Genetics Inc. for the development of the IMMU-132 drug candidate.

Dr. Behzad Aghazadeh, Managing Partner and portfolio manager at venBio, said: “Immunomedics’ announcement of a deal with Seattle Genetics is a blatant and shameful maneuver by the current Board and management to manipulate the outcome of the upcoming Annual Meeting and entrench themselves at the expense of stockholders’ best interests, and venBio is exploring all options to hold them accountable. The current Board’s attempt to claim that the timing of this partnership – four business days before the Annual Meeting – is coincidental and was motivated purely by a desire to identify the best deal is preposterous and clearly disingenuous, in our view, especially when they have agreed to an aberrantly short six business day go-shop period.”

Aghazadeh continued: “The bottom line is that what the current Board says cannot be trusted, and their credibility with stockholders has long ago been squandered. The fact that all three proxy advisory firms – ISS, Glass Lewis, and Egan Jones – recommended for our full slate of four nominees, as well as the market’s unenthusiastic reaction to this deal, further demonstrates that this is the case.”

venBio continues to review the disclosed terms of this seemingly poor deal – in the absence of being able to review the full terms – but notes the following obvious problems with it:

•	The six business day “go-shop” period is suspicious given its absurd shortness and Seattle Genetics’ right to match any other offer. This likely discourages any other pharmaceutical partner from making a competing offer.
o	Adding to the lack of incentives for other offers is the fact that the break-up fee for this deal is not disclosed, and it seems that competing offers can be for licensing only, not for a potential M&A transaction.
•	In their presentation, Immunomedics estimates a risk-adjusted pre-tax NPV of $9.40 per share, yet they are giving Seattle Genetics the option to buy nearly 10% of the Company for roughly half that value, at $4.90 per share, a remarkable 52% discount – which means that stockholders are losing value on what appears to be a rushed deal.
•	Seattle Genetics appears to have aided and abetted the Board’s breach of its fiduciary duties to stockholders by knowingly agreeing to a subpar transaction primarily designed to entrench the Board rather than deliver stockholder value, and venBio intends to evaluate all of its legal options.
•	Despite the fact that venBio has received unprecedented support from all three leading proxy advisory firms and publicly from a major stockholder, the current Board has hastily given away their “crown jewel” and will likely only be trading at a roughly $780 million market capitalization, based on their numbers.
o	This is woefully small compared to other independent oncology-focused companies that have leveraged their respective crown jewels to achieve market capitalizations in the billions. For example, it is roughly 7% of Tesaro, Inc.’s (Nasdaq: TSRO) market capitalization, 10% of Exelixis, Inc.’s (Nasdaq: EXEL), 25% of Clovis Oncology, Inc.’s (Nasdaq: CLVS), and 30% of Array BioPharma Inc.’s (Nasdaq: ARRY) based on Friday’s mid-day trading price. Each of these companies have late-stage or newly commercialized compounds, similar to Immunomedics, though none have the same breadth of utility, in our opinion, making the miniscule deal terms even more galling.

It is also troubling that the Company is talking about evaluating ways to return cash tax-free to stockholders, despite the fact that they are not profitable and thus cannot ensure they can fund their pipeline. venBio believes this is yet another example of the strategic missteps that have continually plagued Immunomedics.

venBio also believes that the current Board is rushing with the proposed transaction in an attempt to improve stockholders' perception of them and to reverse the likely defeat they face at the Annual Meeting, but this rushed process, if completed, will leave stockholders and any new Board with very limited options to "undo" the deal should they determine after fair evaluation that the Joint Venture is indeed not in the best interests of the Company and its stockholders. A proper governance process would allow stockholders to vote on the composition of the Board first and then allow the newly elected Board to make material decisions regarding the fate of the company after the election. It is unfortunate that the new Immunomedics Board is employing the same reactive and entrenchment tactics that have characterized the old Board’s activities.

venBio urges stockholders not to fall prey to the manipulative tactics of the current Board. The overwhelming support we have received to date including the endorsement of ISS, Glass Lewis and Egan Jones shows this Board lacks the credibility and proficiency to lead the Company and make critical decisions on behalf of its stockholders.  The outgoing Board should not lock in stockholders to such a poorly-constructed deal with potentially irreversible material changes to stockholder value, and we will pursue all legal options we believe necessary to protect the best interests of stockholders.

Vote now on the GOLD proxy card for all four of venBio’s highly-qualified nominees – Peter Barton Hutt, Scott Canute, Dr. Khalid Islam, and Dr. Behzad Aghazadeh.

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE

BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.